Filed Pursuant to Rule 433
	Dated January 5, 2006
	Registration Statement No. 333-113680



	TOYOTA MOTOR CREDIT CORPORATION

	Medium-Term Note, Series B - Fixed Rate

_____________________________________________________________________________


Principal Amount:  $25,000,000			Trade Date: January 5, 2006
Issue Price: 100%				Original Issue Date: January 11, 2006
Interest Rate: 5.875% per annum			Net Proceeds to Issuer:  $25,000,000
Interest Payment Dates: Each January 12 and	Principal's Discount or
  July 12, commencing July 12, 2006			Commission:  0.0%
Stated Maturity Date: January 12, 2021


_____________________________________________________________________________




Day Count Convention:
[X]     30/360 for the period from January 11, 2006 to January 12, 2021
[ ]     Actual/365 for the period from   	        to
[ ]     Other (see attached)                       to

Redemption:
[ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
[X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  January 12, 2007.  See "Additional Terms
		of the Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
[X]	The Notes cannot be repaid prior to the Stated Maturity Date.
[ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:     %

Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

CUSIP:	89233PWE2
	___________________________
	Deutsche Bank Securities






	ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          In supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC has authorized the offer and issuance from time to time of an additional $6,000,000,000 aggregate principal amount of its Medium-Term Notes.

Denomination

	Each Note will be issued in a minimum denomination of $50,000 and in $1,000 increments thereafter.

Redemption

	The Notes are subject to redemption by TMCC, in whole, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 10 nor more than 60 days' prior notice.

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated March 17, 2005 and an Appointment Agreement
Confirmation dated January 5, 2006 (collectively, the "Agreement") between TMCC and Deutsche Bank Securities Inc. ("Deutsche Bank"),
Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Deutsche
Bank may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, Deutsche Bank is committed to take and pay for all of the Notes offered hereby if any are taken.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling the issuer collect at 1-310-468-4479.




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